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                     November 22, 2022

       Benjamin E. Black
       Chief Executive Officer
       Osiris Acquisition Corp.
       95 5th Avenue, 6th Floor
       New York, NY 10003

                                                        Re: Osiris Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 21,
2022
                                                            File No. 001-40402

       Dear Benjamin E. Black:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              James M. Shea Jr.